FORM OF REGISTRATION RIGHTS AGREEMENT

         This Agreement dated as of March 10, 2000, is entered into among Mission Critical Software, Inc., a Delaware corporation (the "Parent") and (i) certain Key Employees of Company and (ii) other Accredited Stockholders of Parent (collectively, the "Stockholders"), as those terms are defined in the Stock Purchase Agreements, dated as of the date hereof, between Parent and the Key Employees and between the Parent and certain Accredited Stockholders, respectively (the "Stock Purchase Agreements"). Terms defined in the Stock Purchase Agreements are used herein as therein defined.


                                   ARTICLE 1
                                  DEFINITIONS

         SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

         "Commission" means the Securities and Exchange Commission.

         "Effective Time" means such time as the certificate of merger with respect to the Merger contemplated by the Stock Purchase Agreement is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

         "Holder" means a Person who owns Registrable Securities and is either
(a) a party to one of the Stock Purchase Agreements or (b) a Person to whom Registrable Securities have been transferred by a Person named in (a) or (b), in accordance with the terms set forth in the Stock Purchase Agreements, who has agreed in writing to be bound by such terms and this Agreement.

         "1933 Act" means the Securities Act of 1933, as amended.

         "1934 Act" means the Securities Exchange Act of 1934, as amended.


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         "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Registrable Securities" means the shares of Parent Stock issued to the Stockholders pursuant to the Stock Purchase Agreements, including any additional shares of Parent Stock issued in respect thereof in connection with a stock split, stock dividend, stock combination, recapitalization, merger, reorganization or similar event with respect to the Parent Stock and any anti-dilution provision in any security, document or agreement. As to any particular Registrable Securities, such Registrable Securities shall cease to be Registrable Securities as soon as they (i) have been sold or otherwise disposed of pursuant to a registration statement that was filed with the Commission and declared effective under the 1933 Act, (ii) are eligible for sale pursuant to Rule 144 without being subject to applicable volume limitations thereunder, (iii) have been otherwise sold, transferred or disposed of by a Holder to any Person that is not a Holder, or (iv) have ceased to be outstanding.

         "Registration Expenses" means Registration Expenses as defined in
Section 2.02.

         "Rule 144" means Rule 144 (or any successor rule of similar effect) promulgated under the 1933 Act, as amended.

         "Selling Holder" means any Holder who is selling Registrable Securities pursuant to a public offering registered hereunder.

         "Shelf Registration" means a Shelf Registration as defined in Section 2.01.

         SECTION 1.02. Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement, and references to the parties shall mean the parties to the Stock Purchase Agreements.

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                                   ARTICLE 2
                              REGISTRATION RIGHTS

         SECTION 2.01. Shelf Registration. (a) Not later than the later of (i) 120 days from the Closing Date of the Stock Purchase Agreements or (ii) 15 days after Parent or its successor becomes eligible for registration of its securities on Form S-3, Parent shall file a registration pursuant to Rule 415 of the 1933 Act covering the Registrable Securities (the "Shelf Registration") in order to enable the sale from time to time of Registrable Securities in market transactions or privately negotiated purchases.

          (b) Parent agrees to use reasonable efforts to have the Shelf Registration declared effective promptly and to maintain the effectiveness of the Shelf Registration for one year.

         (c) If at any time, as a result of the existence of nonpublic material information or for other legitimate reasons Parent determines, after consultation with its counsel, that the sale of Registrable Securities pursuant to the Shelf Registration would be prejudicial to Parent, Parent may send to the Holders and to its transfer agent a notice (a "Blackout Notice") suspending for up to 45 days the filing of the Shelf Registration or the sale of Registrable Securities pursuant to the Shelf Registration Statement; provided that Parent may send such Blackout Notice at any time between the third month of any fiscal quarter and the announcement of earnings but, at any other time with any rolling twelve (12) month period, it shall not send more than two (2) other Blackout Notices.

         (d) Each Holder agrees, in the event of an underwritten offering for Parent (whether for the account of Parent or otherwise) not to offer, sell, contract to sell or otherwise dispose of any Registrable Securities, or any securities convertible into or exchangeable or exercisable for such securities, including any sale pursuant to Rule 144 under the 1933 Act (except as part of such underwritten offering), during the 14 days prior to, and during the 30-day period (or such lesser period as the lead or managing underwriters may require) beginning on, the pricing date for such underwritten offering.

         SECTION 2.02. Registration Expenses. (a) In connection with the Shelf Registration, Parent shall pay the following expenses (the "Registration Expenses"): (i) registration and filing fees with the Commission, (ii) document production expenses, (iii) fees and expenses incurred in connection with the listing or quotation of the Registrable Securities, (iv) fees and expenses of counsel to Parent and the Selling Holders (limited to $5,000 in the aggregate in the case of counsel to Selling Holders) and of independent certified public accountants for Parent and (v) the fees and expenses of any additional experts retained by Parent

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in connection with such registration. The Selling Holders shall pay (x) any fees, discounts or commissions attributable to the sale of Registrable Securities, (y) fees and expenses of counsel for the Selling Holders, if any, and (z) any out-of-pocket expenses of the Selling Holders.


                                   ARTICLE 3
                        INDEMNIFICATION AND CONTRIBUTION

         SECTION 3.01. Indemnification by Parent. Parent agrees to indemnify and hold harmless each Selling Holder and its Affiliates and their respective officers, directors, partners, stockholders, members, employees, from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees) caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if Parent shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities, costs and expenses are caused by or contained in or based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, prospectus or preliminary prospectus in reliance upon and in conformity with any information furnished in writing to Parent by or on behalf of such Selling Holder expressly for use therein or by the Selling Holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after Parent has furnished the Selling Holders with copies of the same.

         SECTION 3.02. Indemnification by the Selling Holders . Each Selling Holder agrees to indemnify and hold harmless Parent, its officers and directors, the Accredited Stockholders, the Key Employee Stockholders, and each Person, if any, which controls Parent within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act to the same extent as the foregoing indemnity from Parent to each Selling Holder, but only with reference to information furnished in writing by or on behalf of such Selling Holder expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus.

         SECTION 3.03. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to

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Section 3.01 or Section 3.02, such Person (the "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and, in the written opinion of counsel for the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties and be reasonably satisfactory to the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

         SECTION 3.04. Contribution. If an indemnification provided for in this
Article 3 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party in respect of any loss, claim, damage or liability, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of such Indemnifying Party in connection with the statements or omissions that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and the Indemnified Party, as well as any other parties, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by each such party

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and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         Parent and each Selling Holder agrees that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.


                                   ARTICLE 4
                                 MISCELLANEOUS

         SECTION 4.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

         if to a Key Employee or an Accredited Stockholder to:

                  Dennis Phillips
                  Chief Financial Officer
                  Ganymede Software Inc.
                  1100 Perimeter Park, Suite 104
                  Morrisville, NC 27560
                  Fax: (919) 469-0417

         if to Parent to:

                  Stephen E. Odom
                  Mission Critical Software, Inc.
                  Ganymede Software, Inc.
                  13939 Northwest Freeway
                        Houston, TX 77040
                  Fax: (713) 548-1829

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         with a copy to:

                  William M. Kelly, Esq.
                  Davis Polk & Wardwell
                  1600 El Camino Real
                  Menlo Park, CA 94025
                  Fax (650) 752-2111

or to such other address or telecopy number and with such other copies as such party may hereafter specify for the purpose of notice.

         All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

         SECTION 4.02. Rule 144. Parent covenants that it will file any reports required to be filed by it under the 1933 Act and the 1934 Act and that it will take such further action as the Holders may reasonably request to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144 under the 1933 Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

         SECTION 4.03. Termination. The registration rights granted under this Agreement will terminate with respect to any Holder on the later of the first anniversary of the effectiveness of the Shelf Registration or when all Registrable Securities held by such Holder can be sold under Rule 144 during any 3 month period.

         SECTION 4.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any rights or obligations under this Agreement, other than by Parent to NetIQ Corporation, without the consent of each other party hereto.

         SECTION 4.05. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws, but not the choice of law rules, of the State of Delaware.

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         SECTION 4.06. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.01 shall be deemed effective service of process on such party.

         SECTION 4.07. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

         SECTION 4.08. Entire Agreement. This Agreement and the Stock Purchase Agreements, together with their respective exhibits and schedules, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the Stock Purchase Agreements and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

         SECTION 4.09. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 4.10. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

         SECTION 4.11. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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